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                                                                     Exhibit 11

                            N2K INC. AND SUBSIDIARY
               PRO FORMA NET LOSS PER COMMON SHARE CALCULATION(A)

                                                                          For the                            For the
                                                                    Three Months Ended                  Nine Months Ended
                                                                       September 30                       September 30
                                                             --------------------------------------------------------------------
                                                                 1997               1996                1997              1996
                                                             -------------      ------------        ------------       ----------

Pro forma net loss per common share:
  Loss from continuing operations.......................        (6,949,434)        (3,202,181)       (16,698,417)       (12,245,481)
  Loss from discontinued operations.....................                --           (363,455)          (415,970)          (206,184)
  Gain on disposal of discontinued operations...........         1,574,493                 --          1,574,493                 --
                                                                ----------         ----------        -----------         ----------
    Net loss............................................        (5,374,941)        (3,565,636)       (15,539,894)       (12,451,665)
                                                                ==========         ==========        ===========        ===========

Weighted average number of shares issued and
  outstanding............................................         3,039,227          3,039,227          3,039,227          3,039,227

Incremental number of shares related to preferred
  stock and common stock issuances and common stock
  options and warrants granted within 12 months of the
  initial public offering:
  -- Preferred stock...................................            152,954            152,954            152,954            152,954
  -- Common stock......................................             71,334             71,334             71,334             71,334
  -- Common stock options and warrants.................            441,802            441,802            441,802            441,802
Preferred stock converted into common stock upon
  consummation of the initial public offering..........          4,595,086          4,595,086          4,595,086          4,595,086
                                                                ----------         ----------         ----------         ----------

Adjusted weighted average number of shares
  outstanding..........................................          8,300,403          8,300,403          8,300,403          8,300,403
                                                                ==========         ==========         ==========         ==========

Pro forma net loss per common share:
  Loss from continuing operations......................               (.84)              (.39)             (2.01)             (1.48)
  Discontinued operations..............................                 --               (.04)              (.05)              (.02)
  Gain on disposal of discontinued operations..........                .19                 --                .19                 --
                                                               -----------       ------------       ------------       ------------
     Pro forma net loss per Common share...............               (.65)              (.43)             (1.87)             (1.50)
                                                               ===========       ============       ============       ============

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(A) Pro Forma Net Loss Per Common Share (Unaudited)

    Pro forma net loss per Common shares was calculated by dividing net loss by the weighted average number of Common shares outstanding for the respective periods adjusted for the dilutive effect of Common stock equivalents, which consist of stock options and warrants using the treasury stock method. Pursuant to the requirements of the Securities and Exchange Commission, Common stock issued by the Company during the 12 months immediately preceding the initial public offering, plus the number of Common equivalent shares which became issuable during the same period pursuant to the grant of Common stock options and warrants, have been included in the calculation of the shares used in computing pro forma net loss per Common share as if they were outstanding for all periods presented (using the treasury stock method and the initial public offering price of $19 per Common share). Pursuant to the policy of the staff of the Securities and Exchange Commission, the calculation of shares used in computing pro forma net loss per Common share also includes the Series A, Series B, Series C, Series D, Series E and Series F Preferred stock which converted into 171,276, 178,569, 566,399, 651,381, 1,501,755 and 1,333,321 shares, respectively, of
    Common stock upon the Offering as if they were converted to Common stock on their original date of issuance. The Series G Preferred stock which converted into 620,077 shares of Common stock upon the Offering, have been included as outstanding for all periods presented (using the treasury stock method and the initial public offering price of $19 per Common share) since they were issued during the 12 months immediately preceding the Offering.